Exhibit 5.01


                                      SIDLEY AUSTIN LLP         BEIJING     GENEVA        SAN FRANCISCO
                                      787 SEVENTH AVENUE        BRUSSELS    HONG KONG     SHANGHAI
SIDLEY AUSTIN LLP                     NEW YORK, NY  10019       CHICAGO     LONDON        SINGAPORE
-----------------                     (212) 839 5300            DALLAS      LOS ANGELES   TOKYO
SIDLEY                                (212) 839 5599 FAX        FRANKFURT   NEW YORK      WASHINGTON, DC



                                                                FOUNDED 1866





                                April 4, 2006


Merrill Lynch Alternative Investments LLC
        as General Partner of MLJWH Strategic Allocation Fund L.P. Princeton Corporate Campus
800 Scudders Mill Road
Section 2G
Plainsboro, New Jersey 08536

           Re:   MLJWH Strategic Allocation Fund L.P.
                 Units of Limited Partnership Interest (the "Units")
                 ---------------------------------------------------

Dear Sir or Madam::

          We refer to the Registration Statement on Form S-1 (the "Registration Statement") filed by MLJWH Strategic Allocation Fund L.P., a Delaware limited partnership (the "Partnership"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or about April 4, 2006. Capitalized terms not defined herein have the meanings specified in the Registration Statement.

          We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Units pursuant to the Prospectus (the "Prospectus") constituting part of the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

          For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the original of such copies.

          Based on the foregoing, we are of the opinion that:

          1. The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Act").


      Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

SIDLEY AUSTIN LLP          MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC
-----------------                                      APRIL 4, 2006
SIDLEY                                                        PAGE 2  NEW YORK


          2. The General Partner has taken all necessary corporate action required to be taken by it to authorize the issuance and sale of the Units to the limited partners (the "Limited Partners") and to authorize the admission to the Partnership of the Limited Partners as limited partners of the Partnership.

          3. Assuming (i) the due authorization, execution and delivery to the General Partner of a subscription agreement (the "Subscription Agreement") by each subscriber for Units (the "Subscribers"), (ii) the due acceptance by the General Partner of each Subscription Agreement and the due acceptance by the General Partner of the admission of each of the Subscribers as limited partners of the Partnership, (iii) the payment by each Subscriber of the full consideration due for the Units to which it subscribed, (iv) that the books and records of the Partnership set forth all information required by the Seventh Amended and Restated Limited Partnership Agreement (the "Limited Partnership Agreement") and the Act, including all information with respect to all persons and entities to be admitted as Partners and their contributions to the Partnership, (v) that the Subscribers, as limited partners of the Partnership, do not participate in the control of the business of the Partnership within the meaning of the Act, (vi) that the Units are offered and sold as described in the Prospectus and the Limited Partnership Agreement and (vii) that the Subscribers meet all of the applicable suitability standards set forth in the Prospectus and that the representations and warranties of the Subscribers in their respective Subscription Agreements are true and correct, the Units to be issued to the Subscribers will represent valid and legally issued limited partner interests in the Partnership and will be fully paid and non-assessable limited partner interests in the Partnership, as to which the Subscribers, as limited partners of the Partnership, will have no liability in excess of their obligations to make contributions to the Partnership and their share of the Partnership's assets and undistributed profits (subject to the obligation of a Limited Partner to repay funds distributed to such Limited Partner by the Partnership in certain circumstances).

          4. There are no provisions in the Limited Partnership Agreement the inclusion of which, subject to the terms and conditions therein, would cause the Limited Partners, as limited partners of the Partnership, to be deemed to be participating in the control of the business of the Partnership within the meaning of the Act.

SIDLEY AUSTIN LLP          MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC
-----------------                                      APRIL 4, 2006
SIDLEY                                                        PAGE 3  NEW YORK


          This opinion is limited to the Act and the Limited Liability Company Act of the State of Delaware. We express no opinion as to the application of the securities or blue sky laws of the various states (including the State of Delaware) to the sale of the Units.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.





                                    Very truly yours,


                                    /s/ Sidley Austin LLP